Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 067920-0485

January 6, 2015

Quad/Graphics, Inc.

N61 W23044 Harry’s Way

Sussex, Wisconsin 53089-3995

Ladies and Gentlemen:

We have acted as counsel for Quad/Graphics, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s 7.0% Senior Notes due 2022 (the “Original Notes”), which were issued in transactions exempt from the registration requirements of the Securities Act, for an equal principal amount of the Company’s new 7.0% Senior Notes due 2022, which are subject to the Registration Statement (the “New Notes”).  The New Notes will be jointly, severally, fully and unconditionally guaranteed (the “New Note Guarantees”) by each of the direct or indirect wholly-owned subsidiaries of the Company listed on Schedule A (collectively, the “Guarantors”).  The Original Notes were issued, and the New Notes will be issued, pursuant to an Indenture, dated as of April 28, 2014 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”).

In connection with our opinion, we have examined:  (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) the Company’s Amended and Restated Articles of Incorporation and Amended By-Laws, each as amended to date; (c) the Indenture; (d) the forms of the New Notes and New Note Guarantees; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	TALLAHASSEE
BRUSSELS	LOS ANGELES	NEW YORK	SAN FRANCISCO	TAMPA
CHICAGO	MADISON	ORLANDO	SHANGHAI	TOKYO
DETROIT	MIAMI	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.

qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.             The New Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.             The New Note Guarantees, when the New Notes are duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the Guarantors enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are qualified to practice law in the States of Wisconsin and New York and we do not purport to be experts on the law other than that of the States of Wisconsin and New York, the corporate laws of the State of Delaware and the Federal laws of the United States of America.  We express no opinion with respect to the laws of any jurisdiction other than the States of Wisconsin and New York, the corporate laws of the State of Delaware and the Federal laws of the United States of America.  In rendering the opinions set forth in this letter, we have assumed, with your permission and without independent investigation, that the laws of any State, other than the States of Wisconsin and New York and the corporate laws of the State of Delaware, are identical in all relevant respects to the substantive laws of the State of Wisconsin.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP

Schedule A

Guarantors

Guarantor	State or Other Jurisdiction of Incorporation
Quad/Graphics Marketing, LLC	Wisconsin
Quad Marketing Holding Corp.	Wisconsin
Quad Claims, LLC	Wisconsin
Quad/Graphics Canada, LLC	Wisconsin
Child Day Care and Learning Services, LLC	Wisconsin
Quad/Med, LLC	Wisconsin
Graphic Imaging Technology, LLC	Delaware
World Color Capital II, LLC	Delaware
Duplainville Transport, Inc.	Wisconsin
Quad/Air, LLC	Wisconsin
QuadSystems, LLC	Wisconsin
Quad/Greenfield, LLC	Wisconsin
Openfirst, LLC	Delaware
New Electronic Printing Systems, LLC	Delaware
New Diversified Mailing Services, LLC	Delaware
Chemical Research/Technology Co.	Wisconsin
Quad/Creative, LLC	Delaware
Proteus Packaging Corporation	Wisconsin
Transpak Corporation	Wisconsin
Unigraphic, Inc.	Massachusetts
Quad/Graphics Commercial & Specialty, LLC	Wisconsin
Tempt, LLC	Wisconsin
Quad/Tech, Inc.	Wisconsin
Quad/Tech Europe, Inc.	Delaware
Quad/Graphics Holding Company	Delaware
Quad/Graphics Printing Corp.	Delaware
QG, LLC	Delaware
QG Printing Corp.	Delaware
QG Printing II Corp.	Connecticut
World Color Halliday Corp	California
Quad/Graphics Kingsport LLC	Delaware
World Color Northeast Graphics Corp.	Delaware
Quad Logistics Services, LLC	Delaware
Quad/Argentina, Inc.	Delaware
Quad/Brazil, Inc.	Delaware
Quad Logistics Holdings LLC	Wisconsin